O'LEARY MILLER EATON P.L.L.C.
ATTORNEYS-AT-LAW

115 GROVE AVENUE
PRESCOTT, ARIZONA 86301

JAY R. EATON, P.C.
WILLIAM J. O'LEARY, P.C.
ROBERT A. MILLER, P.L.C.
MICHAEL THIEME

TELEPHONE:
(928) 445-1856
FACSIMILE:
(928) 445-1782

October 12, 2007

Board of Directors
EURASIA ENERGY LIMITED
Downiehills, Blackhills, Peterhead
Aberdenshire, AB42 3LB
U.K. Scotland

RE: Plan of Conversion
Our File No. 30005-1

Dear Board of Directors:

We have acted as tax counsel to Eurasia Energy Limited, a Nevada Corporation ("Eurasia"), in connection with the proposed plan of conversion (the "Plan of Conversion") dated as of November 1, 2006, in which Eurasia will change its jurisdiction from the State of Nevada to Anguilla, British West Indies (the "Conversion"). The Plan of Conversion is discussed in the Registration Statement, Form S-4, dated October 12, 2007, as amended, filed by Eurasia with the Securities and Exchange Commission (the "Registration Statement"). This Opinion is being rendered pursuant to your request.

In connection with this Opinion, we have examined a draft of the Registration Statement, the Plan of Conversion and other documents we have deemed necessary or appropriate in order to enable us to render the opinion below.

In rendering our Opinion, we have considered the applicable provisions of the Internal Revenue Code 1986, as amended ("IRC"), Treasury Regulations, pertinent Judicial authorities, interpretive rulings of the Internal Revenue Service and other such authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Conversion will, under current law, constitute a reorganization under IRC Section 368(a)(1)(F). We are also of the

opinion that IRC Section 367(a) will apply to the Merger, as there is an outbound transfer of assets in connection with the Conversion.

The Conversion will have the following Federal Income Tax consequences for Eurasia and its shareholders:

1) Pursuant to IRC Section 367(a), Eurasia will recognize taxable gain to the extent that the fair market value of its assets exceeds the historical basis of such assets upon completion of the Conversion.

2) Pursuant to IRC Section 354, no gain or loss will be recognized by Eurasia shareholders who are United States residents as a result of the Conversion.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, local or Foreign, of the Conversion or of any transactions related to the Conversion or contemplated by the Plan of Conversion.

We hereby consent to the use of this Opinion as an exhibit to Eurasia's S-4 Registration Statement filed pursuant to the Securities Exchange Act of 1933, as amended, to the reference of our name in the S-4 Registration Statement constituting a part of such Registration Statement under the heading "Legal Matters", and to the description of the summary of the U.S. federal tax consequences in the S-4 Registration Statement.

Sincerely,

Jay R. Eaton